    CONFIRMING STATEMENT

 This Statement confirms that the undersigned has authorized and designated Candice L.
Cheeseman to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States
Securities and Exchange Commission as a result of the undersigned's ownership of, or transactions in, securities of Global Power Equipment Group Inc. The authority of Candice L.
Cheeseman under this Statement shall continue until the undersigned is no longer required to file
Forms 3, 4 or 5 with regard to the undersigned's ownership of or transactions in securities of
Global Power Equipment Group Inc., unless earlier revoked in writing. The undersigned acknowledges that Candice L. Cheeseman is not assuming, nor is Global Power Equipment
Group Inc. assuming, any of the undersigned's responsibilities to comply with the reporting requirements under Section 16 of the Securities Exchange Act of 1934.

        /s/ Adrian W. Doherty Jr.
       ____________________________________
       Adrian W. Doherty Jr.
       December 9, 2004